Exhibit M-8

[Kim & Chang Letterhead]

March 9, 2021

The Korea Development Bank

14, Eunhaengro

Yeongdeungpogu

Seoul, Republic of Korea

Re:

US$400,000,000 0.400% notes due 2024 (the “2024 Fixed Rate Notes”), US$500,000,000 1.000% notes due 2026 (the “2026 Fixed Rate Notes”) and US$300,000,000 floating rate notes due 2024 (the “Floating Rate Notes”, together with the 2024 Fixed Rate Notes and 2026 Fixed Rate Notes, the “Securities”) of The Korea Development Bank

Ladies and Gentlemen:

We have acted as special Korean legal counsel for The Korea Development Bank (“KDB”), a statutory juridical entity established in the Republic of Korea (“Korea”) pursuant to The Korea Development Bank Act of 1953, as amended, in connection with the issuance of the Securities by KDB pursuant to the registration statement (file number: 333-246071) filed by KDB on August 14, 2020 with the Securities and Exchange Commission (the “SEC”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), as declared effective by the SEC on August 25, 2020 (New York time), and as amended by Amendment No.1 filed on October 27, 2020 (the “Registration Statement”) and the fiscal agency agreement (the “Fiscal Agency Agreement”) dated as of February 15, 1991, as amended as of June 25, 2004, between KDB and The Bank of New York as fiscal agent (the “Fiscal Agent”). The prospectus dated August 25, 2020 relating to certain debt securities to be issued by KDB pursuant to the Registration Statement, as supplemented by the final prospectus supplement dated March 2, 2021, used in connection with the offering of the Securities, is herein called the “Prospectus”.

In connection with the provision of legal opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents, records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, stamps and seals, the legal capacity of natural persons, the authenticity, accuracy and up-to-datedness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinions set forth herein, which we did not independently establish or verify, we have relied upon statements and representations of officials and other representatives of KDB. We have also assumed, in relation to the documents, that other than by or in relation to KDB, each of the documents is within the capacity and powers of, and has been validly authorized, executed and delivered by, the relevant parties thereto and is legal, valid, binding and enforceable in accordance with its respective terms under the laws of the relevant jurisdiction by which it is expressed to be governed, and there has been no breach of any of the terms thereof. We have further assumed that where a document has been examined by us in draft or specimen form, it will be, or has been, executed in the form of that draft or specimen.

Based upon the foregoing and subject to further qualifications set forth below, we are of the opinion that:

1.    KDB is a statutory juridical entity duly established under the Korea Development Bank Act of 1953, as amended, and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

2.    The Fiscal Agency Agreement has been duly authorized and executed by KDB; and

3.    The Securities have been duly authorized, executed, issued and delivered by KDB and constitute valid and binding obligations of KDB enforceable in accordance with their terms.

The opinions set forth above are subject to the following qualifications: (a) the obligations of KDB under the Fiscal Agency Agreement and the Securities and the enforcement thereof may be limited or affected by the laws governing fraudulent conveyance, moratorium, statutory limitation or other similar matters which generally affect the rights of creditors; (b) the obligations of KDB under the Fiscal Agency Agreement and the Securities and the enforcement thereof may be also affected or limited by the general principle of good morals and other social order and the general principle of good faith and fairness provided for in the Civil Code of Korea; (c) nothing herein should be taken as indicating that the remedies of specific performance or injunction would necessarily be available with respect to any particular provision of the Fiscal Agency Agreement, the Securities and any related agreements in any particular instance; (d) the enforceability of provisions releasing or exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction may be limited or affected where the action or inaction involves unlawful conduct, willful misconduct or gross negligence; (e) Korean courts may exercise judicial discretion in determining such matters as conclusiveness of certificates, amount of damages and entitlement to attorneys’ fees and other costs; and (f) if the Korean government deems that certain emergency circumstances, including but not limited to severe and sudden changes in domestic or overseas economic circumstances, extreme difficulty in stabilizing the balance of payments or in implementing currency, exchange rate and other macroeconomic policies, has occurred or is likely to occur, it may impose certain necessary restrictions provided for under the Foreign Exchange Transaction Law, such as the suspension of payments or requiring prior approval from governmental authorities for any transaction.

The foregoing opinion is confined to and given on the basis of Korean law as in effect on the date hereof and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea. To the extent that the laws of the United States of America and the State of New York are relevant to our opinion set forth above, we have, without making any independent investigation with respect thereto, relied upon, and our opinion is subject to the qualifications, assumptions and exceptions set forth in, the opinion, dated March 9, 2021, of Cleary Gottlieb Steen & Hamilton LLP, United States counsel to KDB. We have also assumed that there is nothing in the law of any other jurisdiction which affects this opinion.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed by KDB with the SEC. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Kim & Chang
Kim & Chang